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                                                                       Exhibit 3

                                                           WATER WORKS AGREEMENT


                         POWERTEL STOCKHOLDERS AGREEMENT

            This Powertel Stockholders Agreement (this "AGREEMENT") dated as of August 26, 2000 is by and among VoiceStream Wireless Corporation, a Delaware corporation ("VOICESTREAM"), and the entity or entities set forth on Schedule I hereto (each, a "STOCKHOLDER" and, collectively, the "STOCKHOLDERS").

            WHEREAS, simultaneously with the execution of this Agreement, Powertel, Inc., a Delaware corporation ("POWERTEL") and VoiceStream are entering into an Agreement and Plan of Reorganization (as amended or modified from time to time, the "VOICESTREAM REORGANIZATION AGREEMENT"), dated as of the date hereof, providing for, among other things, the merger of a subsidiary of VoiceStream with and into Powertel and the consummation of certain other transactions (collectively, the "VOICESTREAM REORGANIZATION") if, but only if, the DT Merger (as defined below) is not consummated;

            WHEREAS, simultaneously with the execution of this Agreement, Powertel and Deutsche Telekom AG, an Aktiengesellschaft organized and existing under the laws of the Federal Republic of Germany ("DT") are entering into an Agreement and Plan of Merger dated as of the date hereof providing for, among other things, the merger (the "DT MERGER") of a subsidiary of DT with and into Powertel (as amended or modified from time to time, the "DT MERGER AGREEMENT"); and

            WHEREAS, VoiceStream has agreed to enter into the VoiceStream Reorganization Agreement only if all the parties hereto enter into this Agreement;

            NOW THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein and in the VoiceStream Reorganization Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

            1. CERTAIN DEFINITIONS. This Agreement is one of the Powertel Stockholders Agreements referred to in the recitals to the VoiceStream Reorganization Agreement. Capitalized terms used but not defined in this Agreement are used in this Agreement with the meanings given to such terms in the VoiceStream Reorganization Agreement. In addition, for purposes of this Agreement, the following terms shall have the following meanings:

            "BENEFICIALLY OWNED" or "BENEFICIAL OWNERSHIP" shall include, with respect to any securities, the beneficial ownership of such securities by a Stockholder and by any direct or indirect Subsidiary of a Stockholder.

            "VOICESTREAM/DT MERGER AGREEMENT" means the Agreement and Plan of Merger between VoiceStream and DT dated as of July 23, 2000, as it may be amended or modified from time to time.


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            "VOICESTREAM PRINCIPAL STOCKHOLDER'S SHARES" shall mean the number of shares of VoiceStream Common Stock or VoiceStream preferred stock owned of record or beneficially owned by a VoiceStream Principal Stockholder (including such shares as are owned of record or beneficially owned by any direct or indirect Subsidiary of such VoiceStream Principal Stockholder), together with any shares of VoiceStream Common Stock or other voting capital stock of VoiceStream owned of record or beneficially owned or acquired by such VoiceStream Principal Stockholder or direct or indirect Subsidiary thereof after the date hereof, whether upon the exercise of warrants or options, conversion of VoiceStream preferred stock or any convertible securities or otherwise.

            "TRANSFER" means, with respect to any security, the sale, transfer, pledge, hypothecation, encumbrance, assignment or other disposition of such security or the Beneficial Ownership thereof, the offer to make such a sale, transfer, or other disposition, and each agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing.

            2. REPRESENTATIONS, WARRANTIES AND COVENANTS OF EACH STOCKHOLDER. Each Stockholder hereby represents and warrants, severally and not jointly, to VoiceStream, solely with respect to itself, as of the date hereof, as follows:

            2.1 TITLE. As of the date hereof, such Stockholder is the sole record and Beneficial Owner of the number of shares of Powertel Stock set forth opposite such Stockholder's name on SCHEDULE I attached hereto (with respect to each Stockholder, such Stockholder's "EXISTING SHARES" and, together with the record ownership or Beneficial Ownership of any shares of Powertel Stock or other voting capital stock of Powertel acquired after the date hereof, whether upon the exercise of warrants or options, conversion of the Powertel Preferred Stock or any convertible securities or otherwise, such Stockholder's "SHARES"), and/or the number of warrants, options or other rights to acquire or receive such Powertel Stock, as the case may be, set forth opposite such Stockholder's name on SCHEDULE I attached hereto (with respect to each Stockholder, such Stockholder's "EXISTING RIGHTS" and, together with record ownership or Beneficial Ownership of any warrants, options or other rights to acquire or receive such shares of Powertel Stock or other voting capital stock of Powertel acquired after the date hereof, such Stockholder's "RIGHTS"). Such Stockholder is the lawful owner of such Existing Shares and Existing Rights, free and clear of all liens, claims, charges, security interests or other encumbrances, except as disclosed on SCHEDULE I. As of the date hereof, such Existing Shares constitute all of the capital stock of Powertel Beneficially Owned or owned of record by such Stockholder (excluding the Existing Rights) and such Stockholder does not own of record or Beneficially Own or have any right to acquire (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing) any shares of Powertel Stock or any other securities convertible into or exchangeable or exercisable for shares of Powertel Stock, except pursuant to such Existing Rights.

            2.2 RIGHT TO VOTE. Except as disclosed on SCHEDULE I, such Stockholder has, with respect to all of such Stockholder's Existing Shares, and (subject to the provisions of

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Section 3.1) will have at the Powertel Stockholders Meeting, with respect to all of such Stockholder's Shares listed on Schedule I and acquired subsequent to the date hereof and prior to the record date for the Powertel Stockholders Meeting, sole voting power, sole power of disposition or sole power to issue instructions with respect to the matters set forth in SECTION 4 hereof and to fulfill its obligations under such Section and shall not take any action or grant any person any proxy (revocable or irrevocable) or power-of-attorney with respect to any Shares or Rights inconsistent with its obligations as provided by SECTION 4 and
SECTION 5 hereof. Each Stockholder hereby revokes any and all proxies with respect to such Stockholder's Existing Shares or Existing Rights to the extent they are inconsistent with such Stockholder's obligations under this Agreement.

            2.3 AUTHORITY. Such Stockholder has full legal power, authority, legal capacity and right to execute and deliver, and to perform its or his obligations under, this Agreement. No other proceedings or actions on the part of such Stockholder are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and binding agreement of such Stockholder enforceable against such Stockholder in accordance with its terms, subject to (i) bankruptcy, insolvency, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors' rights generally and (ii) general principles of equity (regardless of whether considered in a proceeding at law or in equity).

            2.4 CONFLICTING INSTRUMENTS. Neither the execution and delivery of this Agreement nor the performance by such Stockholder of its agreements and obligations hereunder will result in any breach or violation of, or be in conflict with or constitute a default under, any term of any agreement, judgment, injunction, order, decree, law or regulation to which such Stockholder is a party or by which such Stockholder or any of its assets is bound.

            2.5 RELIANCE. Such Stockholder understands and acknowledges that VoiceStream is entering into the VoiceStream Reorganization Agreement in reliance upon such Stockholder's execution, delivery and performance of this Agreement.

            3. RESTRICTION ON TRANSFER; OTHER RESTRICTIONS.

            3.1 Each Stockholder agrees not to Transfer or agree to Transfer any Shares or Rights owned of record or Beneficially Owned by such Stockholder, except as otherwise permitted by this SECTION 3 or pursuant to the VoiceStream Reorganization Agreement or the DT Merger Agreement, Transfers to any Affiliate of the Stockholder who agrees in writing to be bound by the terms of this Agreement or Transfers which occur by operation of law if the transferee remains, or agrees in writing to remain, bound by the terms of this Agreement, other than, in each case, with VoiceStream's prior written consent.

            3.2 From the date hereof until the date of the Powertel Stockholders Meeting, each Stockholder agrees not to Transfer any Shares or Rights owned of record or Beneficially Owned by such Stockholder, provided, however, that this
SECTION 3.2 shall cease to be of any force or effect immediately upon termination of the VoiceStream Reorganization Agreement.


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            3.3 From the date hereof until the date of the Powertel Stockholders
Meeting, Stockholder agrees, not to effect, directly or indirectly, or through any arrangement with a third party pursuant to which such third party may effect, directly or indirectly, any short sales of any Powertel.

            4. AGREEMENT TO VOTE. Each Stockholder hereby irrevocably and unconditionally agrees to vote or to cause to be voted, or provide a consent with respect to, all Shares that it owns of record or that are Beneficially Owned as of the record date for the Powertel Stockholders Meeting at the Powertel Stockholders Meeting and at any other annual or special meeting of stockholders of Powertel or action by written consent where matters relating to the VoiceStream Reorganization arise (a) in favor of the VoiceStream Reorganization and the VoiceStream Reorganization Agreement and approval of the terms thereof and each of the other transactions contemplated thereby, and (b) against, and will not consent to, (i) approval of any Alternative Transaction or
(ii) the liquidation or winding up of Powertel. The obligations of each such Stockholder specified in this SECTION 4 shall apply whether or not the Board of Directors of Powertel makes a Subsequent Determination.

            5. DELIVERY OF PROXY. In furtherance of the agreements contained in
SECTION 4 hereof, each Stockholder hereby agrees (a) to complete and send the proxy card received by such Stockholder with the Joint Proxy Statement, so that such proxy card is received by Powertel, as prescribed by the Joint Proxy Statement, not later than the fifth Business Day preceding the day of the Powertel Stockholders Meeting, (b) to vote, by completing such proxy card but not otherwise, all the Shares it owns of record or Beneficially Owns as of the record date for the Powertel Stockholders Meeting (i) in favor of the VoiceStream Reorganization and the VoiceStream Reorganization Agreement and (ii) if the opportunity to do so is presented to such Stockholder on the proxy card, against any Alternative Transaction and (c) not to revoke any such proxy.

            6. NO SOLICITATION. From and after the date hereof, the Stockholders shall not, nor shall they authorize or permit any of their respective Subsidiaries to, nor shall they authorize or permit any of their respective officers, directors, members or employees to, and shall use their reasonable best efforts to cause any investment banker, financial advisor, attorney, accountants or other representatives retained by them or any of their respective Subsidiaries not to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information), or knowingly take any other action designed to facilitate, any Alternative Transaction, or
(ii) participate in any discussions or negotiations regarding any Alternative Transaction, provided that nothing herein shall affect the ability of any Stockholder in its capacity as an officer, director, employee or advisor to Powertel to take any action permissible under the VoiceStream Reorganization Agreement.

            7. REGISTRATION RIGHTS. The Stockholder has no registration rights or rights of first refusal, contractual preemptive rights or similar rights with respect to the Shares.

            8. ADDITIONAL SHARES AND ADDITIONAL RIGHTS. If, after the date hereof, a Stockholder acquires record ownership or Beneficial Ownership of any additional shares of capital stock of Powertel (any such shares, "ADDITIONAL SHARES"), including, without limitation,


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upon exercise of any option, warrant or right to acquire shares of capital stock of Powertel through the conversion of the Powertel Preferred Stock or through any stock dividend or stock split, or record ownership or Beneficial Ownership of any additional options, warrants or rights to acquire shares of capital stock of Powertel (any such options, warrants, or rights, "ADDITIONAL RIGHTS"), the provisions of this Agreement applicable to the Shares and the Rights shall be applicable to such Additional Shares and Additional Rights from and after the date of acquisition thereof. The provisions of the immediately preceding sentence shall be effective with respect to Additional Shares or Additional Rights without action by any person immediately upon the acquisition by any Stockholder of record ownership or Beneficial Ownership of such Additional
Shares or Additional Rights, respectively.


        9. Intentionally omitted.


        10. MISCELLANEOUS.

            10.1 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and, except for the Powertel Stockholders Agreement, as defined in the DT Merger Agreement and the Stockholders Agreements as defined in the VoiceStream/DT Merger Agreement, supercedes all other prior agreements and understandings both written and oral, among the parties hereto with respect to the Transfer or voting of Shares as contemplated hereby. This Agreement is not intended to confer upon any Person other than the Parties hereto any rights or remedies hereunder.

            10.2 COSTS AND EXPENSES. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses.

            10.3 INVALID PROVISIONS. If any provision of this Agreement shall be invalid or unenforceable under applicable law, such provision shall be ineffective to the extent of such invalidity or unenforceability only, without it affecting the remaining provisions of this Agreement.

            10.4 EXECUTION IN COUNTERPARTS; SEVERAL OBLIGATIONS. This Agreement may be executed in counterparts each of which shall be an original with the same effect as if the signatures hereto and thereto were upon the same instrument. The obligations of the Stockholders hereunder are several and not joint and the covenants and agreements of the Stockholders herein are made only in their capacity as stockholders of Powertel and not in any other capacity (including as directors or officers).

            10.5 SPECIFIC PERFORMANCE. Each Stockholder agrees with VoiceStream as to itself that if for any reason such Stockholder fails to perform any of its agreements or obligations under this Agreement, irreparable harm or injury to VoiceStream would be caused as to which money damages would not be an adequate remedy. Accordingly, each Stockholder agrees that, in seeking to enforce this Agreement against such Stockholder, VoiceStream shall be entitled, in


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addition to any other remedy available at law, equity or otherwise, to injunctive and other equitable relief. The provisions of this SECTION 10.5 are without prejudice to any other rights or remedies, whether at law or in equity, VoiceStream may have against such Stockholder for any failure to perform any of its agreements or obligations under this Agreement.

            10.6 AMENDMENTS; TERMINATION.

            (a) This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

            (b) The provisions of this Agreement (other than SECTIONS 3, 4 AND
5) shall terminate upon the earliest to occur of (i) the Effective Time, (ii) the date that is two (2) years after the date hereof, and (iii) the termination of the VoiceStream Reorganization Agreement. The provisions of SECTION 3.2 of this Agreement shall terminate when the applicable time periods set forth therein lapse and the remaining provisions of SECTION 3 of this Agreement shall terminate when SECTION 3.2 of this Agreement has terminated. The provisions of SECTIONS 4 AND 5 of this Agreement shall terminate upon the earlier to occur of the Effective Time and termination of the VoiceStream Reorganization Agreement.

            10.7 GOVERNING LAW; SUBMISSION AND JURISDICTION.

            (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of laws thereof.

            (b) Each of the parties hereof irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other Party hereto or its successors or assigns shall be brought and determined only in the United States District Court for the State of Delaware or, in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding in the courts of the State of Delaware. Each of the parties hereto hereby irrevocable submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this SECTION 10.7(b) or that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (ii) to the fullest extent permitted by the applicable law, that (x) the suit, action or proceeding in such court is brought in an inconvenient forum,
(y) the venue of such suit, action or proceeding is improper and (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Without limiting the foregoing, each party agrees that service of process on such party as provided in SECTION 10.9 shall be deemed effective service of process on such party.



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            10.8 SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal successors (including, in the case of such Stockholder or any other individual, any executors, administrators, estates, legal representatives and heirs of such Stockholder or such individual) and permitted assigns; provided that, except as otherwise provided in this Agreement, no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement.

            10.9 NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date of receipt and shall be delivered personally or sent by overnight courier or sent by telecopy, to the parties at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

            (a) if to a Stockholder, at such Stockholder's address appearing on
Schedule I hereto or at any other address that such Stockholder may have provided in writing to VoiceStream, Powertel and the other Stockholders.

            (b) if to VoiceStream:

                VoiceStream Wireless Holding Corporation
                3650 131st Avenue SE, Suite 400
                Bellevue, WA  98006
                Attn:  General Counsel
                Telecopy No.:   425-586-8080

                with a copy to:

                Preston Gates & Ellis LLP
                701 Fifth Avenue, Suite 5000
                Seattle, WA  98104
                Attn:  Richard B. Dodd, Esq.
                Telecopy No:    206-623-7022


            (the remainder of this page is intentionally left blank)


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            IN WITNESS WHEREOF, the parties hereto have executed this Powertel
Stockholders Agreement as of this 26th day of August, 2000.

                                     VOICESTREAM WIRELESS CORPORATION


                                     By: /s/ Cregg B. Baumbaugh
                                     Name: Cregg Baumbaugh
                                     Title:  Executive Vice President - Finance,
                                     Strategy and Development



STOCKHOLDERS:


AMERICAN WATER
WORKS COMPANY


By: /s/ W. Timothy Pohl
    Name:  W. Timothy Pohl
    Title:  General Counsel and Secretary



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                                   SCHEDULE I

                                                                  Number and Description
Stockholder Name and Address      Number of Existing Shares         of Existing Rights
----------------------------      -------------------------       ----------------------
American Water Works Company      607,612 Shares of Powertel
1025 Laurel Oak Road              Common Stock
PO Box 1770
Voorhees, NJ 08043